                                                                    EXHIBIT 10xi

                            STOCK PURCHASE AGREEMENT

     This Agreement is made between Stanley M. Howe ("Howe"), 1124 Oakland Drive, Muscatine, Iowa, and HON INDUSTRIES Inc., an Iowa corporation, 414 East Third Street, Muscatine, Iowa (the "Corporation").

     1. Purposes. The purposes of this Agreement are to benefit the Corporation and its shareholders by reducing the likelihood that a substantial amount of the Corporation's common stock owned by Howe will be placed on the market after his death; to benefit the other shareholders of the Corporation, whose interests in the Corporation will be proportionally increased by the Corporation's purchase of common stock from Howe's estate; to support the Corporation's policy of encouraging key employees to own a substantial part of the Corporation's common stock; to encourage Howe to hold a substantial amount of the Corporation's common stock, while giving his estate partial protection against the risks of nondiversification and to provide a financial incentive to Howe which will in turn benefit the Corporation.

     2.  Prior Agreement Revoked.   The stock Purchase Agreement dated February
8, 1983, entered into between the Corporation and Howe is hereby revoked.

     3. Sale and Purchase Upon Death. Upon Howe's death, the Corporation shall purchase from Howe's legal representatives, and Howe's legal representative shall sell and transfer to the Corporation, $4,000,000 or any excess amount equal to the life insurance maintained on Howe by the Corporation for this purpose, of the Corporation's common stock owned by Howe at his death (the "total purchase price"). The number of shares purchased under this Agreement shall be determined by dividing the total purchase price by the purchase price per share determined as provided in Paragraph 4. However:

          a. If the above formula would result in the purchase of a fractional share, one whole share shall be purchased instead of the fractional share and the total purchase price shall be increased to include the purchase price of the one whole share purchased instead of the fractional share.

          b. if the total purchase price stated above is greater than the amount required to purchase all shares of the Corporation's common stock owned by Howe at his death, the total purchase price shall be reduced to the amount required to purchase all such shares owned by Howe at his death, and the Corporation shall purchase all such shares.

          c. If the Corporation cannot lawfully pay the total purchase price to purchase shares owned by Howe at his death, the total purchase price shall be reduced to the amount (if any) which the Corporation can lawfully pay to purchase such shares, and the number of shares purchased shall be proportionally reduced.

     4. Purchase Price Per Share. The purchase price for each share purchased under this Agreement shall be determined as follows:

          a. If the stock is listed on a stock exchange immediately before Howe's death, the purchase price shall be the closing price of the stock on such exchange on the last day before the date of his death on which the stock was traded on such exchange. If the stock is listed on two or more stock exchanges, this Subparagraph refers to the stock exchange having the greatest volume of trading in the stock during the last calendar year ending before Howe's death.

          b. If Subparagraph 4(a) is not applicable, the purchase price shall be determined by the quotations of bid and asked prices of the stock reported by the National Quotation Bureau, Inc., or its successor, as of the last business day before the date of Howe's death. If such quotations are not available as of such day, such quotations reported by the National Quotation Bureau, Inc., or its successor, as of the last preceding day for which such quotations are available, shall be used in determining the purchase price; but such preceding day shall not be more than 30 days before the date of Howe's death. The purchase price shall be the mean of the average bid price and the average asked price. If such quotations are not available as of any day within 30 days before Howe's death, this Subparagraph 4(b) shall not be applicable.

          c. If neither Subparagraph (a) nor Subparagraph (b) is applicable, the purchase price shall be the average of the closing bid and asked prices of the stock on the last business day before the date of his death, as furnished by a brokerage firm to be selected by agreement between the Corporation and Howe, or Howe's legal representatives. Such agreement shall be made within 120 days after Howe's death. If such agreement is not made within 120 days after Howe's death, this Subparagraph 4(c) shall not be applicable.

          d. If none of the above three Subparagraphs are applicable, the purchase price shall be the market value per share of the stock as of the last business day before the date of Howe's death. Such market value shall be determined by agreement between the Corporation and Howe's legal representatives within 180 days after his death. If such agreement is not made within 180 days after Howe's death, such market value shall be determined by arbitration as provided in Paragraph 11.

     5.   Closing Date.   The closing date for the transfer of shares and
payment of the purchase price after Howe's death shall be 180 days after his death. However, the Corporation and Howe's legal representatives may agree on an earlier or later closing date. If arbitration as provided in Paragraph 11 becomes necessary, the closing date shall be 30 days after the arbitration award is made, unless a different closing date is fixed by the arbitrator or by agreement of the parties.

     6. Payment of Purchase Price. The total purchase price for the shares purchased under this Agreement shall be paid in cash to Howe's legal representatives on the closing date. However, the Corporation may withhold payment of not more than 25 percent of the total purchase price until Howe's legal representatives provide such indemnity or release from any taxing authority as the Corporation reasonably deems necessary to protect the Corporation against liability for taxes. If Howe's estate is indebted or liable to the Corporation, the Corporation may set off all or part of such indebtedness or liability against the purchase price. If any of the shares purchased under this Agreement are subject to any valid pledge, lien, security interest, or encumbrance, the Corporation may apply as much of the purchase price as may be necessary to pay and discharge such pledge, lien, security interest, or encumbrance; and such payment shall have the same effect as a payment to Howe's legal representative.

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     7.  Transfer of Shares.  On the closing date, Howe's legal representatives shall transfer to the Corporation the shares purchased by the Corporation under this Agreement. Until the closing date, the shares and all rights of ownership in the shares, including but not limited to the right to vote and to receive dividends (if the record date is before the closing date) shall be held and may be exercised by Howe's legal representatives. However, the shares to be purchased by the Corporation under this Agreement shall not be transferred by Howe's legal representatives in any manner, in whole or in part, except to the Corporation as provided in this Agreement.

     8.  Life Insurance.

          a. The Corporation shall maintain and keep in force at all times sufficient insurance on Howe's life so that the Corporation will receive a minimum of $4,000,000 (after taking into consideration all offsets and deductions against such proceeds) on Howe's death. The Corporation may provide such insurance with any policy or policies as it may see fit. The Corporation shall apply the insurance proceeds received by it to purchase the shares of stock which it is required to purchase under the provisions of Paragraph 3.

          b. The Corporation at its option may purchase additional insurance on Howe's life. Any excess insurance proceeds over the total purchase price shall be the property of the Corporation, and the Corporation shall not be relieved of its obligation to pay the total purchase price if the insurance proceeds are less than the total purchase price.

          c. The Corporation shall be the owner of each such insurance policy and shall have all incidents of ownership on such policies. Howe shall have no rights whatsoever in any of said insurance policies.

          d. The Corporation shall pay all premiums on such required insurance when due. On or before the due date of each premium, the Corporation shall give Howe satisfactory written evidence that the premium has been paid.

          e. The Corporation shall not borrow against any such insurance policy.

          f. Each insurance company which issues any insurance policy owned by the Corporation on Howe's life is authorized to release to Howe or his legal representatives any information pertaining to the policy.

     9. Reduction of Amounts due to Transfer. If at any time the market value of all shares of the Corporation's common stock owned by Howe is less than the amount stated in Paragraph 3 as a direct or indirect result of Howe's transfer of some or all of his shares, the Corporation shall have the right to amend this Agreement to reduce the amount stated in Paragraph 3 or the amount stated in Paragraph 8(a) or both such amounts. The reduced amount shall not be less than the market value of all shares of the Corporation's common stock owned by Howe, determined as of the day when notice of such amendment is given. If Howe transfers all of his shares, the Corporation shall have the right to terminate this Agreement. Such amendment or termination shall be done by giving written notice to Howe within his lifetime.

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     10.  Reduction of Amount for Tax Purposes.

          a. Both parties intend that the purchase price to be paid by the Corporation under this Agreement shall not be taxed as a dividend or as ordinary income, and shall be treated as payment for the shares purchased as provided in Section 302 or 303 of the United States Internal Revenue Code. The following provisions are included to implement this intention.

          b. If all or part of the purchase price to be paid by the Corporation under Paragraph 3 of this Agreement would be taxed as dividend or as ordinary income under the income tax laws of the United States in effect at Howe's death, his legal representatives shall have the right to reduce the amount of common stock to be purchased by the Corporation under Paragraph 3 of this Agreement to the extent necessary to avoid taxation as a dividend or as ordinary income of any part of the purchase price to be paid by the Corporation. Such reduction shall be made only to the extent necessary to avoid such unfavorable tax treatment. if the entire purchase price would be taxed as a dividend or as ordinary income regardless of any such reduction, Howe's legal representatives shall have the right to terminate this Agreement. Such reduction or termination shall be done by giving written notice to the Corporation, stating the reduced amount of common stock (if any) to be purchased under this Agreement, within 150 days after his death. The time for giving such notice may be extended by mutual agreement.

          c. However, if part of the purchase price is taxable as a dividend or as ordinary income because the purchase price is deemed to include a current dividend on the Corporation's common stock which is declared before the closing date and payable on or after the closing date, this Paragraph 10 does not apply.

          d. Upon request, Howe's legal representatives shall furnish to the Corporation any information in their possession which is pertinent to the determination of the amount of his common stock which can be purchased by the Corporation without subjecting any part of the purchase price to taxation as a dividend or as ordinary income.

     11. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be determined by arbitration. Each party shall select an arbitrator within ten days after notice of the controversy or claim is given or received, and the two arbitrators so selected shall select a third arbitrator within ten days thereafter, unless both parties agree in writing to one arbitrator. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except for the selection of arbitrators, and the decision made shall be conclusive and binding upon both parties, who shall bear the cost of arbitration equally.

     12. Merger, Consolidation, or Reorganization. If the Corporation becomes a party to a merger, consolidation, reorganization, or similar transaction, pursuant to which Howe exchanges shares of the Corporation's common stock for shares of common stock (or securities convertible into common stock) of the new or surviving corporation, this Agreement shall apply to Howe's shares of common stock (or his securities convertible into common stock),of the new or surviving corporation.

References in this Agreement to "shares", "stock", or "common shares" shall also include such securities convertible into common stock. The new or surviving corporation shall automatically be substituted for HON INDUSTRIES Inc. as a party to this Agreement. wherever used in this Agreement, the word "Corporation" includes such new or surviving corporation.

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     13.   General Provisions.

          a. All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered or mailed by certified mail, postage prepaid, to the Corporation at 414 East Third Street, Muscatine, Iowa 52761, or to Howe or his personal representatives at 1124 Oakland Drive, Muscatine, Iowa 52761.

          b. This Agreement shall bind and benefit both parties and the heirs, legal representatives (including but not limited to executors and administrators), and successors of both parties. Both parties and their heirs, legal representatives, and successors shall promptly do all things which may be necessary to carry out this Agreement.

          c.  This Agreement shall continue after Howe's retirement.

          d. This Agreement may be modified or terminated at any time, before or after Howe's death, by written agreement between the Corporation and Howe or his legal representatives.

     Executed in multiple counterparts at Muscatine, Iowa, September 18, 1985.



                            SHAREHOLDER



                               /s/ Stanley M. Howe
                            --------------------------
                                  Stanley M. Howe



                                         HON INDUSTRIES Inc.



Corporate Seal                           By:  /s/ Michael Derry
                                           -----------------------
                                               R.  Michael Derry
                                               Senior Vice-President

Attest:  /s/ Robert L. Carl
      ------------------------
          Robert L. Carl
          Secretary

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                                   EXHIBIT B
                                   ---------


                              AMENDMENT AGREEMENT

     This Amendment Agreement is made between Stanley M. Howe ("Howe") , 1124 Oakland Drive, Muscatine, Iowa, and HON INDUSTRIES Inc., an Iowa corporation, 414 East Third Street, Muscatine, Iowa ("Corporation").

          1. Background. Howe and the Corporation entered into a Stock Purchase Agreement ("Stock Agreement") on September 18, 1985. The parties wish to modify the Stock Agreement to reflect current facts.

          2. Amendment. Howe and the Corporation agree to amend the Stock Agreement by deleting Subsection 4(a) in its entirety and replacing it with the following:

          If the stock is listed on a stock exchange or the National Association of Securities Dealers Automated Quotation System's national market immediately before Howe's death, the purchase price shall be the closing price of the stock on such exchange or system on the last day before the date of his death on which the stock was traded on such exchange or system. If the stock is listed on two or more stock exchanges, this Subparagraph refers to the stock exchange having the greatest volume of trading in the stock during the last calendar year ending before Howe's death.

          3. General Provisions. This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. Except as provided in Subsection 2(a) of this Agreement, the Stock Agreement is not amended and is restated in its entirety.


                                       HON INDUSTRIES Inc.



     /s/ Stanley M. Howe               By:     /s/ R. Michael Derry
--------------------------------         ------------------------------
      STANLEY M. HOWE                       R. Michael Derry
                                            Senior Vice President
                                            February 11, 1991